EXHIBIT 4.1
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                           RESTRICTED STOCK AGREEMENT


         THIS RESTRICTED STOCK AGREEMENT (the "AGREEMENT"), effective as of January 2, 2003, is between FIRST NATIONAL CORPORATION, a South Carolina corporation (the "CORPORATION"), and JOSEPH E. BURNS, an individual residing in Richland County, South Carolina ("EMPLOYEE").

SECTION 1. PURPOSE. The purpose of this Agreement is to recognize and reward Employee for his service as Executive Vice President and Chief Credit Officer of South Carolina Bank and Trust, N.A., a subsidiary of the Corporation (the "Bank"), rendered prior to the date of this Agreement; Employee has been instrumental and successful in developing, expanding and increasing the business and earnings of the Corporation.

SECTION 2. GRANT OF RESTRICTED STOCK. The Corporation hereby grants and issues to Employee 2,000 shares of common stock, $2.50 par value, of the Corporation (the "SHARES"). The Shares shall be duly paid and nonassessable and shall be subject to the restrictions and limitations set forth herein.

SECTION 3. RESTRICTIONS. Prior to the vesting of the Shares as set forth in
SECTION 4 hereof:

              (a) the Shares shall not be transferable and shall not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of; and

              (b) the stock certificate(s) evidencing the Shares shall contain the following legend:

         "The shares represented by this certificate are subject to the terms of a Restricted Stock Agreement effective as of January 2, 2003, a copy of which is available at the principal office of the corporation."

         Except as expressly stated herein, Employee shall have all rights as a stockholder with respect to the Shares, commencing as of the date of issuance thereof and continuing for so long as Employee remains the record owner of the Shares, including the right to receive dividends in cash or other property and other distributions or rights in respect of the Shares and to vote the Shares as the record owner thereof.

SECTION 4. VESTING. The restrictions described in SECTION 3 shall lapse and the Shares shall vest in Employee on the following dates:

              (a) on the third anniversary of the effective date of this Agreement, to the extent of 500 Shares;
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              (b) on the fifth anniversary of the effective date of this
         Agreement, to the extent of 500 Shares;

              (c) on the seventh anniversary of the effective date of this Agreement, to the extent of any and all unvested Shares as of such date; and

              (d) at any time in the event of a Change of Control (as defined below) of the Corporation or in the event of Employee's death, to the extent of any and all unvested Shares as of such date.

         "Change of Control" means and includes any one of the following events:

                   (i) the acquisition, directly or indirectly, by any "person"
              ("ACQUIROR") (as such term "person" is defined for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("EXCHANGE ACT")), other than by (x) the Corporation, (y) a tax-qualified retirement plan under the Internal Revenue Code, or
              (z) any person who on the date hereof is a director of the Corporation or the Bank, or whose shares of stock in the Corporation are treated as "beneficially owned" (as such term is defined for purposes of Rule 13d-3 of the Exchange Act) by any such director, of the beneficial ownership (as such term is defined for purposes of Section 13(d)(1) of the Exchange Act) of shares of the Corporation which, when added to any other shares the beneficial ownership of which is held by the Acquiror, shall constitute twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding common stock, $2.50 par value; or

                   (ii) the occurrence of any merger, share exchange,
              consolidation or reorganization to which the Corporation is a party and pursuant to which the Corporation (or an entity controlled thereby) is not a surviving entity, or the sale of all or substantially all of the assets of the Corporation or the Bank; or

                   (iii) the occurrence of a change in control of the
              Corporation or the Bank of the nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act, or in response to the regulations of the Federal Reserve Board or the Comptroller of the Currency or any other federal regulatory agency having authority over the business operations of the Corporation or the Bank.

         Upon the vesting of any Shares, Employee shall be entitled to receive replacement stock certificate(s) evidencing such vested Shares and such certificate(s) shall not contain the legend set forth in SECTION 3(B).

SECTION 5. FORFEITURE. If, prior to a Change of Control of the Corporation occurring after the date of this Agreement or prior to the death of Employee, the employment of Employee with the Corporation and its subsidiaries terminates for any reason (other than due to the death of Employee), all of the Shares that are not vested under Section 4 as of the date of termination shall be forfeited to the Corporation (such event being referred to herein as a "FORFEITURE EVENT"). Upon the occurrence of a Forfeiture Event, Employee shall return for cancellation all stock certificates representing unvested Shares, and irrespective of whether such stock certificates are so returned and cancelled, all unvested Shares shall automatically, without further action, be cancelled and shall no longer be issued and outstanding.
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SECTION 6.  TAXES.

              (a) If Employee properly elects, within 30 days of the date on which he acquires the Shares, to include in gross income for federal income tax purposes an amount equal to the fair market value (as of the date of issuance) of the Shares granted pursuant to this Agreement, Employee shall pay to the Corporation, in the year of this Agreement, all federal, state and local taxes required to be withheld with respect to the grant of the Shares. If Employee fails to make such tax payments as required, the Corporation shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Employee all federal, state and local taxes of any kind required by law to be withheld with respect to the Shares.

              (b) If Employee does not make the election described in subparagraph (a) of this section, he shall, on the date as to which the restrictions described in SECTION 3 shall lapse as to any Shares, pay to the Corporation all federal, state and local taxes of any kind required by law to be withheld with respect to such vested Shares, and if Employee fails to make such payments as required, the Corporation shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Employee all federal, state and local taxes of any kind required by law to be withheld with respect to such vested Shares.

SECTION 7. MISCELLANEOUS.

              (a) This Agreement shall be construed, administered and governed in all respects under and by the applicable internal laws of the State of South Carolina, without giving effect to the principles of conflicts of laws thereof.

              (b) This Agreement expresses the entire agreement between the parties hereto and supersedes any prior or contemporaneous written or oral understanding or agreement regarding the subject matter hereof. This Agreement may not be modified, amended, supplemented or waived except by a writing signed by the parties hereto, and such writing must refer specifically to this Agreement.

              (c) This Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the heirs, successors and assigns of the parties hereto; provided however, that this provision shall not permit any assignment in contravention of the terms contained elsewhere herein.

              (d) Nothing in this Agreement shall confer on Employee any right to continue in the employ of the Corporation, the Bank or any of their respective affiliates.


                       [Signature page is the next page.]
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         IN WITNESS WHEREOF, this Agreement has been duly executed on the ___
day of March, 2003.



                                 FIRST NATIONAL CORPORATION,
                                 a South Carolina corporation


                                 By:
                                     -----------------------------------------
                                     Name:
                                           -----------------------------------
                                     Title:
                                           -----------------------------------



                                 EMPLOYEE


                                 ---------------------------------------------
                                 Joseph E. Burns